EXHIBIT 3
Montevideo, October 4, 2006
Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549
United States of America
Ladies and Gentlemen:
     I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with Uruguay’s offering pursuant to a registration statement (No. 333-134515) (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), of US$500,000,000 aggregate principal amount of its 8.00% Bonds due 2022 (the “Bonds”). The Bonds are issued under an Indenture dated as of May 29, 2003 (the “Indenture”) among the Republic, Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, and The Bank of New York, as trustee.
     In arriving at the opinions expressed below, I have reviewed the following:
     (i) the Registration Statement, and the related Prospectus dated June 5, 2006, as supplemented by the Prospectus Supplement dated July 24, 2006 relating to the Bonds, each as first filed with the Commission pursuant to Rule 424(b) under the Securities Act;
     (ii) a copy of the executed Indenture;
     (iii) a copy of the Bonds in global form, as executed by the Republic;
     (iv) all relevant provisions of the Constitution of Uruguay and all relevant laws and orders of each of Uruguay and Banco Central, under which the issuance of the Bonds has been authorized, including but not limited to the following (English translations of which are attached as exhibits hereto):
1)	the Constitution of República Oriental del Uruguay, in particular Articles 85(6) and 196,

2)	Law 16.696 dated March 30, 1995, in particular Articles 3(b), 7(c) and 50,

3)	Law 17.296 dated February 21, 2001, in particular Articles 602, 604, 606 and 610 and

4)	Law 17.947 dated January 8, 2006;
     (v) the following decree and resolution of the Republic and Banco Central, respectively, under which the issuance of the Bonds has been authorized (English translations of which are attached as exhibits hereto):
1)	Decree N° 236/006 of the Executive Power of the Republic, dated July 21, 2006 and

2)	Resolution D/474/2006 of the Board of Directors of Banco Central, dated July 24, 2006; and
     (vi) all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.
     It is my opinion that under, and with respect to, the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

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     I hereby consent to the filing of this opinion as an exhibit to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2005. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Enrique Guerra

Dr. Enrique Guerra
Counsel to the Ministry of
Economy and Finance of the
Republic of Uruguay

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NATIONAL CONSTITUTION
[English translation of excerpt]
Article 85. It is within the scope of the General Assembly:
To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Law 16.696
English Translation of Relevant Provisions
Article 3. (Purposes). The purposes of the Central Bank of Uruguay shall be:
          (a) To ensure the stability of national currency.
          (b) To ensure the normal functioning of local and foreign payments.
          (c) To maintain an appropriate level of international reserves.
          (d) To promote and maintain the soundness, solvency and appropriate functioning of the national financial system.
     In the exercise of these purposes the Bank shall seek coordination with the directors of economic policy within the competence of Executive. If the bank considers that any decision substantially affects the purposes attributed to it hereunder, it may maintain its position, informing the Executive thereof for the pertinent purposes in compliance with the procedure established in article 197 of the Constitution.
Article 7. (Authorities). The authorities of the Bank shall be conducive to fulfillment of the purposes indicated in article 3.
          In this sense the Bank:
          (c) Shall act as the government’s economic advisor, bank and financial agent.

Article 50.	(Administration of the public debt and loans). The Bank shall be responsible, under the terms and conditions agreed to with the Executive, for the issuance and management of public securities with State guarantees and, in this sense, shall negotiate directly with the public.
     The Bank shall fulfill the duties of administration of the service of internal and external Public Debts, Treasury Bills and Treasurer Bonds, and international loans.

Traducción	Para: ASESORIA JURIDICO NOTARIAL
No. 13.984/15/01
Documento: Artículos 602-610 de la Ley No. 17.296 del 21 de febrero de 2001

CHAPTER II
PUBLIC SECTOR DEBT
ARTICLE 602. — The outstanding amount of Treasury Bonds and Treasury Bills shall be regulated by the following maximum values:
     a) as of January 1, 2001 — US$ 5,100,000,000.00 (5.1 billion US Dollars).
     b) as from the 2001 fiscal year, the above-mentioned limit shall be increased each fiscal year by the accrual of the authorized deficit amount.
ARTICLE 603. — The Executive Power shall include in the annual rendering of accounts a report on the use of the current ceiling.
ARTICLE 604. — The Executive Power is hereby authorized to issue and maintain a ceiling of Treasury Bills of US$ 1,250,000,000.00 (1.25 billion US Dollars), or its equivalent in other currencies, throughout the validity of the present law.
ARTICLE 605. — In any fiscal year, with the exception of the one that goes from January 1, 2004 to December 31, 2004, the Executive Power may exceed the stipulated ceiling in a maximum of 30% (thirty per cent) of the difference between the ceiling of the following fiscal year and the one in force for the fiscal year under consideration. This special circumstance shall be informed to the General Assembly and shall not modify the ceiling for the following fiscal years.
ARTICLE 606. The debt ceiling as of January 1, 2005 and until a new debt law is passed, shall be the one in force as of December 31, 2004, increased by US$500,000,000.00 (five hundred million US Dollars).
Article 607. (Proceedings to be followed for the negotiation and access to credit form external sources). The authorization of any official proposal to request loans from international agencies, foreign institutions or Governments, in which the Republic should assume the borrower’s direct responsibility or the guarantor’s obligations, shall be under the exclusive jurisdiction of the Executive Power, in accordance with the Ministry of Economy and Finance and the Minister of the relevant sector, by underwriting the respective agreements. The procedure to be followed for the authorization of said negotiation and access shall be established by the pertinent regulations.
Article 608. (Valuation). For all the purposes of the present law, those liabilities in foreign exchange other than US Dollar shall be valuated at the applicable rate on December 31, 2000, or at the applicable rate at the time the transaction is made, in the case it takes place later on.
Article 609. Degree-law No. 14268 of September 20, 1974, is hereby substituted by the following:
“ARTICLE 4. The proceeds of the placement of Treasury Bonds and other similar public debt instruments shall be credited to the order of the Ministry of Economy and Finance, in the account opened with Banco Central del Uruguay (BCU) for that purpose.
The Ministry of Economy and Finance shall choose the currency in which its accounts with BCU shall be held.”
ARTICLE 610. — Decree-law No.14268 of September 20, 1974, is hereby substituted by the following:
“Article 5. Interest and redemption services on Treasury Bonds and other similar public debt instruments shall be conducted through Banco Central del Uruguay (BCU) in its capacity as financial agent of the State. Commissions and charges in any respect derived from the management of the same shall likewise be met by BCU in said capacity.
     The funds required to render the relevant services shall be made available to BCU one working day prior to maturity.
THE FOREGOING IS A TRUE TRANSLATION

ARTICLES 602 TO 610 OF LAW No. 17.296,

DATED FEBRUARY 21, 2001.

/s/ Dr. Rodolfo Caretti
Dr. Rodolfo Caretti
Director General
Ministerio de Economía y Financas

E311
Legislative Authority
Act Nº 17.947
The Senate and the Chamber of Representatives
of the Republic of Uruguay
having met together as General Assembly
DECREE:
     Article 1. For the purpose of the present law Public Debt is formed by net liabilities — according to the current measurement criteria of the Central Bank of Uruguay — in charge of Central Government; the Central Bank of Uruguay; the National Railway Administration; the National Fuel, Alcohol, and Portland Administration; the National Port Administration; the National Postal Administration; the National Telecommunications Administration; the National Colonization Institute; the Administration of State Sanitary Works; the National Administration of Electric Works and Transmission; the Social Security Bank and the State Insurance Bank.
For the purpose of determining the net debt the monetary stock shall be included as a liability.
     Article 2. The Executive Authority is hereby authorized to issue national public debt provided the increase of net public debt in each fiscal year with respect to the last working day of the previous year does not exceed the following amounts;
A)	US$ 325.000.000 (three hundred and twenty five million United States dollars) for the fiscal year 2006.-

B)	US$ 300.000.000 (three hundred million United States dollars) for the fiscal year 2007.-

C)	US$ 275.000.000 (two hundred and seventy five million United States dollars ) for the fiscal year 2008.

D)	US$ 250.000.000 (two hundred and fifty million United States dollars) for the fiscal year 2009.
      Article 3. The ceilings set forth in the foregoing articles may be adjusted with respect to the amounts that be equivalent of:
A)	The increase of net public debt originating in the substantiation of the collateral supplied by the Ministry of Economy and Finance, for the debt that the Mortgage Bank of Uruguay has with the Bank of the Republic of Uruguay, as per the agreement between the Ministry of Economy and Finance and the Bank of the Republic of Uruguay, dated 12 February 2004 and its amendment dated 29 September 2004.-

B)	The changes in net debt derived from legal action involving the State as a consequence of the 2002 financial crisis.

C)	Changes in net debt derived from the capitalization of public banks, as well as that resulting from modifications of financial asset evaluation, data coverage or reclassification of accounts.
      Article 4. As from January 1st, 2009 and up to and until the new law on borrowing be enacted, the net public national debt may be increased by a volume equivalent to US$ 250.000.000 (two hundred and fifty million United States dollars) for each fiscal year.
     Article 5. The Executive Authority may exceed by as much as 50% the debt maximum amount established for any given year in such cases in which extraordinary and unforeseen factors so justify, reporting to the General Assembly and without this altering the ceiling set forth for the subsequent years.
     The Executive Authority shall refrain from resorting to the powers as set forth in the previous paragraph for three consecutive fiscal years.
     Article 6. For the purpose of controlling the debt ceiling as set forth in this act, the assets available and the liabilities incurred in a currency other than United States dollars shall be taken at the inter- bank selling rate of exchange in force at closure of the last working day of the preceding fiscal year for debts incurred prior to said date; and at the inter-bank selling rate of exchange in force at the moment of entering into contract if said debt be incurred during the same fiscal year. The same criteria shall apply to debt denominated in indexed units, based on the arbitrage defined by the Central Bank of Uruguay.
     Article 7. When the draft statement of accounts is presented, the Executive Authority shall report to the general Assembly regarding what use has been made of the ceiling set forth for public national debt.
     Article 8. The evaluation of compliance with maximum amounts for the debt shall be made by resorting to the latest figures published by the Central Bank of Uruguay.
     Sessions Room of the Chamber of Representatives, in Montevideo, on 27 December 2005.

(signed)	NORA CASTRO President
MARTI DALGALARRONDO AÑON
                    Secretary
Presidency of the Republic of Uruguay
MINISTRY OF ECONOMY AND FINANCE

Montevideo, 08 January, 2006

Let it be executed, receipt thereof be confirmed, published and entered into the National Registry of Acts and Decrees.

(signed) Danilo Astori	Dr. Tabaré Vázquez President of Uruguay

REPUBLIC OF URUGUAY
MINISTRY OF ECONOMY AND FINANCE
Decree Nº 236/006
Montevideo, July 21 2006
IN VIEW OF : The technical report of the Public Debt Management Unit of the Ministry of Economy and Finance regarding access of the Republic of Uruguay to the international capital market.-
WHEREAS: It refers to a further extension of the Global Bonds Series registered under number 2022, issued by Uruguay on November 18, 2005, under conditions that be advantageous for the Republic.
CONSIDERING: I) That in view of the financial conditions offered and in order to ensure the success of the securities issued, the most favorable among the various placement proposals received is the one presented jointly by the firms “Citigroup Global Markets Inc.” and “UBS Securities LLC”.-
                            II) That the bidding firms are institutions with a marked presence and share in the international capital market and furthermore have a favorable record concerning the placement of Uruguayan Public Debt Bonds in said market.-
                            III) that the issue proposed shall have favorable consequences and be convenient for the current interests of Uruguay.-
PURSUANT TO: That set forth in literal g) of article 33 of TOCAF 1996 and Act Nº 17.947, dated January 8, 2006.-
THE PRESIDENT OF THE REPUBLIC
DECREES:
ARTICLE 1º— That the issue and extension launched as per, respectively, Decrees Nº 476/005, dated November 15, 2005 and 18/006, dated 24 January, 2006 denominated “Global Bonds 2022”, shall be extended to the sum of US$500,000,000 (five hundred million United States dollars) according to the conditions set forth in the offer referred to in the whereas clauses of this Decree.-
ARTICLE 2º— The date of said extension shall be no later than December 31, 2006.-
ARTICLE 3º— This extension, shall be governed by the conditions and requirements set forth in Decree Nº 476/005, dated 15 November 2005.-

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ARTICLE 4º— The Ministry of Economy and Finance and the Central Bank of Uruguay are hereby authorized indistinctly, to negotiate and execute as required, in representation of Uruguay, the contracts and documents that be required for the placement and issuance of Bonds.-
ARTICLE 5º— It shall be the responsibility of Dr. Enrique Guerra, as Legal Council of the Ministry of Economy and Finance, to draft and sign the pertinent legal opinions concerning the commitments undertaken by Uruguay.
ARTICLE 6º— It shall be the responsibility of the Head of the General Secretariat, Accountant Elizabeth Oria, to issue all other testimonials and certifications as required thereto.-
ARTICLE 7º— Be it notified, published, etc..-
Signed by the President of the Republic, Dr. Tabaré Vázquez and Sub Secretary of Ministry of Economy and Finance, Dr. Mario Bergara.

Montevideo, July 26 2006
The foregoing is a true translation of Decree No. 236/006, dated July 21th, 2006.
By:
Name: Cra. Elizabeth Oria
Title: Director General — Ministry of Economy and Finance

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TRANSCRIPT Nº. 1074/2006
The Secretary General of the Central Bank of Uruguay hereby CERTIFIES that its Board of Directors, in the meeting held on July 24, 2006, adopted the following resolution: “D/474/2006 — EXTENSION OF THE ISSUE “GLOBAL BONDS 2022” — “UNDERWRITING AGREEMENT” WITH UBS SECURITIES LLC AND CITIGROUP GLOBAL MARKETS INC. — APPOINTMENT OF OFFICIALS FOR THE PURPOSE OF ITS SIGNATURE — APPOINTMENT OF “CLEARY, GOTTLIEB, STEEN & HAMILTON” AS LEGAL COUNCILS TO THE REPUBLIC OF URUGUAY AND TO THE INSTITUTE — WHEREAS : Decree Nº 236/006 dated July 21, 2006 which provides for the extension of “Global Bonds 2022” — originally authorized by Decree Nº 476/005 for an amount of up to US$ 500:000.000= ( five hundred million United States dollars. BEARING IN MIND: I) That during the month of July 2006, Uruguay has received proposals from various first-class financial institutions for extension of the issue “Global Bonds 2022”, in North American dollars, for an amount of up to US$ 300:000.000. II) That upon examination of the proposals received, the one submitted jointly by UBS Securities LLC and Citigroup Global Markets Inc .was selected as the most convenient and therefore the Executive Authority ruled that the respective extension be made through the Decree mentioned in the Whereas Clause. III) That said issue shall be within the framework of the registration denominated “Shelf Registration Statement” with the United States Securities and Exchange Commission (SEC) pursuant to the provisions of the contract titled “Trust Indenture”, dated 29 May 2003 whereby the Bank of New York assumes the capacity of Trustee, Paying Agent and Registrar. IV) That Decree 236/006 dated 21 July 2006 authorizes the Ministry of Economy and Finance and the Central Bank of Uruguay, indistinctly, without detriment to their own competences, to negotiate and execute on behalf of the Republic of Uruguay, the contracts that may be required for the issuance and placement of said bonds. CONSIDERING: I) That the completion of said issuance requires de execution of the customary documents, among them the one titled “Underwriting Agreement”, which governs the relationship between the issuer and the issue placement agents (UBS y Citigroup), as well as the relevant certificates and legal opinions. II) That there is a model of the “Underwriting Agreement” that has already been presented before the United States Securities and Exchange Commission (SEC), III) That it being an issue which is to be launched in international markets, registered before the SEC, which is governed by foreign law (State of New York) and is created through contracts which are also governed by New York Law, it becomes necessary to engage the services of a Legal Firm as legal council in this matter for Uruguay and the Central Bank of Uruguay . IV) That the firm selected shall be the legal study which has been acting as legal council to Uruguay for many years, in a manner satisfactory to this body, that is to say: Cleary, Gottlieb, Steen & Hamilton.. V) That as Listing Agent shall be appointed the UK Listing Authority. IN VIEW OF: That set forth in articles 3, 4, and 7 of literal c) of Act Nº 16.636 dated 30 March 1995 ( Organic Charter of the Central Bank of Uruguay) in art. 33 literal g) and 35, par. 2 of TOCAF and in art. 9 of Decree Nº 236/006 dated 21 July 2006, IT IS RESOLVED: 1) To authorize the Operations Division and Legal and Notarial Advisory Office to approve the final wording of the Underwriting Agreement to be executed with UBS Securities LLC and Citigroup Global Markets Inc., on the basis of the contractual model referred to in Whereas Clause II) in order to incorporate the percentage of commissions and estimates of expenses which be part of the proposal put forth by the Placing Agents (“Underwriters”) dated 20 July 2006. 2) To authorize said units to issue any other document or certificate that may be required in order to effect said issuance and ensure the perfection, validity, compliance and delivery of the above mentioned contracts 3) To appoint Ec. Alberto Graña, Ec. Gabriela Conde, Dr. Daniel Artecona and Dr. Viviana Pérez, to execute, any two of them acting jointly, on behalf of the Central Bank of Uruguay, in its own name and in the name of the Republic, the text in the English language of the contracts and other documents referred to in paragraphs 1) and 2) of this Resolution. 4) to appoint the following officers as “Authorized representatives” according to the provisions of the above mentioned contracts: Messrs. Gualberto De León, General Manager; Alberto Graña, Manager of Operations Division; Gabriela Conde, International Negotiations Department Manager and Dr. Daniel Artecona, Legal Council. 5) To appoint the legal study “Cleary, Gottlieb,

Steen & Hamilton” as legal council to the Republic of Uruguay and the Central Bank of Uruguay to act in an advisory capacity in all procedures, contracts and other documents required in order to perfect the issue referred to in the Whereas Clause. 6) To appoint as Listing Agent the UK Listing Authority.
This transcript is issued in Montevideo on the twenty fourth day of the month of July of the year two thousand and six, for all practical purposes.

/signed/
Aureliano Berro
Secretary General
/seal/
July 24th, 2006.
The foregoing is a true translation of Resolution D/474/2006 of Banco Central del Uruguay.

By:

Name: Aureliano Berro
Title: Secretary General